4275 Executive Square Drive, Suite 200

La Jolla, California 92037

Tel: +1-(619) 501-1083 ⨝ Fax: +1-(619) 566-4028

john@dolkartlaw.com

Via Certified and Electronic Mail

November 9, 2023

Tea Hyen Shin, Chief Executive Officer

VALUEONE, INC.

30 Corporate Park, Suite 315

Irvine, CA 92606

Tel: +1 (954) 253-5840

sth1037@naver.com

Re:Registration Statement on Form S-1 by ValueOne, Inc.

Mr. Tea Hyen Shin:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, (the “Securities Act”) for the registration of nineteen million one hundred thousand (24,100,000) shares of common stock, $0.001 par value (the “Common Stock”), of ValueOne, Inc., a Nevada corporation (the “Company”), which consists of: (i) 19,100,000 shares of Common Stock (the “Shares”) in the names of the Company’s shareholders that will be offered at $0.50 per share. The Shares being sold by the Company will be offered for a period not to exceed 180 days, unless extended by the Board of Directors for an additional 90 days.

In our limited capacity as special counsel to the Company in connection herewith, we have examined (i) the Registration Statement; (ii) the Company’s Amended and Restated Articles of Incorporation, as amended, and Amended and Restated By-Laws; (iii) the Subscription Agreement; (iv)) certain resolutions of the Company’s Board of Directors; (vi) certain corporate documents and records, certificates of public officials and certificates of officers of the Company; and (vii) such other proceedings, documents and records as we have deemed necessary or advisable for purposes of this opinion. In all such investigations and examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies.

When issued and sold by the Company against payment therefor pursuant to the terms of the Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable. The Registration Statement will be submitted to the SEC for registration on Form S-1 and, to our knowledge, (a) the Registration Statement has not been withdrawn, (b) the Registration Statement is not the subject of a suspension order by the SEC, and (c) no proceedings for the purpose of issuing such a suspension order are pending or threatened by the SEC.

The Shares are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act and are transferable by any holder which (a) is not an “affiliate” of the Company as defined in Rule

Legal Opinion Regarding
Registration on Form S-1	Page 1 of 2

144(a)(1) under the Securities Act, (b) has not been an “affiliate” within three months of such transfer, and (c) has not acquired the Shares from such an “affiliate” within one year of such transfer.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that: (i) the Shares have been duly authorized and upon execution of the Subscription Agreement and receipt of payment by the Issuer, will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the law as currently in effect, and no opinion is expressed with respect to such laws as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinions expressed herein.  The foregoing opinions are limited to matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.  The foregoing opinions are given as of the date hereof, and we undertake no obligation to advise you of any changes in applicable laws after the date hereof or of any facts that might change the opinions expressed herein that we may become aware of after the date hereof.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” as Exhibit 2.2 to the Registration Statement.  In giving this consent, we do not admit that we are experts, or within the category of persons whose consent is required under Section 7 of the Securities Act.

Kind Regards,

/s/ John E. Dolkart, Jr.

John E. Dolkart, Jr., Esq.

Legal Opinion Regarding
Registration on Form S-1	Page 2 of 3